CONSULTING AGREEMENT

This Agreement is effective October1, 2012 (Effective Date) and is between Clive R.G. Bailey, principal of Edge Consulting Services LLC and having an address at P.O. Box 385, Dragoon, AZ 85609 (hereinafter "Consultant"), and Bullfrog Gold Corp., a Delaware  corporation having an address at 897 Quail Run Drive, Grand Junction, CO 81505 (hereafter “Bullfrog” or the “Company”).

WHEREAS Consultant is experienced and qualified in the mining industry and Bullfrog wishes to engage Consultant to provide certain Services;

NOWTHEREFORE,
Consultant and Bullfrog agree as follows:

1.	Services: Consultant shall perform Services only as authorized and directed by Bullfrog's CEO, David C. Beling (hereafter “Beling”) or his designate, and as particularly described in Schedule I.

2.
Compensation: Consultant shall be paid US$ 80.00 per actual hour worked, not to exceed 8 hours chargeable per normal day but up to 10 hours while supervising/managing drilling activities. Consultant shall submit to Beling in appropriate detail a monthly report of daily services and fees. Upon approval by Beling, Bullfrog shall reimburse Consultant for his approved fees within 20 days after receipt of each invoice.

The Company intends to increase the number of options available to the Consultant by mid-2013 and at an exercise price consistent with applicable regulations and prevailing prices of BFGC stock.  The Company agrees to pay consultant $15,000.00 within 30 days of the completion of the 3rd drilling program as a cash bonus. All applicable increases to fees and vehicle expenses shall revert back to October 1, 2012.

3.
Reimbursement of Expenses:  Consultant will submit to Beling a report of expenses actually and properly incurred for each month that Services are performed. Upon approval by Beling, Bullfrog shall reimburse Consultant for his approved expenses within 20 days after receipt of each report. The business use of Consultant’s newer 4-WD vehicle shall be reimbursed at $0.76/mile. Use of Consultant’s older 4-WD vehicle required for the harsh surface environment of the Newsboy Project and its surrounds, Consultant will be reimbursed $75 per field-use day plus actual fuel costs. All vehicle costs will be itemized and paid per Consultant’s monthly expense report.

4.
Representations of Consultant: Consultant represents that he has the requisite qualifications, experience and capabilities to perform the Services to a standard of care, skill and diligence acceptable within the mining industry.  Consultant previously prepared a 43-101 technical report on the Newsboy Project in September 2009 and is knowledgeable of the Project.

5.
Independent Contractor:  Consultant shall not be construed to be an employee or agent of Bullfrog, but is and at all times shall remain an independent contractor, who shall have no authority to bind or commit Bullfrog in any manner excepting only where specifically authorized in writing.   Nothing herein shall be deemed to require that Consultant provide his services exclusively to Bullfrog; provided however that consultant will not undertake any other work that would impair the Services herein.  No withholding for federal or state income tax or any other tax or contribution shall be deducted from payments to Consultant.  Consultant shall be solely responsible for payment of taxes and any payroll related burdens due on any amounts received by Consultant under this Agreement.

6.
Confidentiality:  Consultant shall maintain all matters involving Bullfrog and the Services  in confidence for two years except only insofar as shall be required to perform the Services hereunder, or as may be permitted by Bullfrog in writing, or as may come into the public domain through sources beyond the control of Consultant or as required by law.

7.
Ownership of Information:   All  work product information, samples, documents, maps or   any related data or material in respect to the  Services shall remain the property of Bullfrog and Consultant shall have no claim or interest therein whatsoever.

8.           Assignment:  Consultant may not assign this Agreement or any of the Services without first obtaining written approval from Bullfrog.

9.
Term and Termination:  The term of this Agreement shall expire on October 2, 2013 but may be renewed annually on such terms and conditions as the Parties hereto may agree in writing at least 45-days prior to the end of the initial term, failing which this Agreement will immediately terminate and be of no further force and effect.

Subject to successful completion of the Services hereunder, advancing the environmental permitting and general economic conditions that are conducive toward advancing the Project, it is intended that Consultant and Bullfrog will pursue additional Project Management services by Consultant either as consultant or an employee.

Either Consultant or Bullfrog may terminate this Agreement with or without reason or cause by first providing the other party with a ~~(45) forty-five-day~~ (30) thirty day advance written notice of termination. Upon termination of this Agreement, Consultant warrants that he shall deliver to Bullfrog at its request any and all materials and information relating to the Services, including but not limited to, any and all files, agreements, reports, correspondence, maps,  analytical work, samples, and every other matter related thereof.

10.
Address for Delivery:  Each notice, demand or other communication under this Agreement shall be in writing and shall be sent by facsimile or delivered to at the address for such Party as specified on the front page of this Agreement. Either Party may change its address by notifying the other Party in writing.

11.
Severability and Construction:  Each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation by a final ruling issued by any Court, agency or tribunal with valid jurisdiction, that ruling shall not impair the operation of any other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

12.	Consents and Waivers: No consent or waiver by either Party in respect of any breach of a provision of this Agreement shall be deemed a consent or waiver of any other breach of this Agreement.

13.	Successors: This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

14.
Entire Agreement:  This document contains the entire agreement of the Parties hereto in respect to the subject matter, and no representations, inducements, promises or agreements not embodied herein, or referenced herein, shall be of any force or effect, unless the same are set forth in writing signed by the Parties hereto.

15.	Applicable Law: For all purposes, this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the State of Arizona.

16.
Counterparts:  This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution Date as set forth on the front page of this Agreement.  This Agreement may be executed by facsimile or scanned electronic copies and such signed copies shall be deemed original documents.

17.
No Partnership or Agency:  The Parties hereto have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party as the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever.  No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of other Party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of 01 October 2012.

CONSULTANT

Per: _/s/ Clive Bailey_____________________________________
Clive R.G. Bailey,  Principal
Edge Consulting Services LLC

BULLFROG GOLD CORP.

Per: __/s/ David Beling____________________________________
David C. Beling
President & CEO

Schedule I

Scope of Services

1.
Conduct/update examinations and evaluations of Bullfrog’s Newsboy Project located near Wickenburg, Arizona. As appropriate, provide reports, recommendations and conclusions concerning:  general project data bases; resource and reserve estimates; past and future drill programs; sampling; exploration and  mine development plans, schedules and alternatives, if any; and related environmental considerations and permit requirements. Provide a detailed report with a description of activities, cost estimates and schedules for the first year of work under this agreement.

2.
Provide hands-on site management and professional supervision to the existing and approved exploration and development drilling program to be implemented by Consultant. Arrange and coordinate all field and support activities (including water supply, drilling procedures, drill pad and road installations, dozers, backhoes etc), sampling and assaying procedures, and QA/QC protocols consistent with CI 43-101 standards. Consultant agrees to be on site to the fullest extent necessary during drill operations and performance of other necessary field activities and requirements. It is intended that Consultant will commute from home to Wickenburg on a schedule that is beneficial to the Company and acceptable to Consultant.

3.
The company will continue to rent a house for lodging and office requirements during the performance of field activities and Services on site. As the Project advances, other lodging, office and sample storage arrangements and accommodations will be evaluated in the mutual interest of the Parties.  It is also expected that there will be periods where Services will be performed off-site during this Agreement.

4.
Provide information, liaison and support to a mine and geological engineering firm for re-estimating the Newsboy resources and minable reserves and updating the feasibility study. Provide similar support for acquiring all environmental permits necessary to explore, develop, construct and operate the Project.

5.
Assist the Company in earning credibility and developing positive relations with local residents and the surrounding communities. This will require developing pro-active relations with personnel associated with local and regional Chambers of Commerce, City Councils, County Supervisors and interested civic, environmental and other interested groups, clubs and associations in the area, region and State of Arizona.

6.	Provide any other technical, professional, management or administrative services as may be mutually agreed upon by Bullfrog and Consultant.

  Long-Term Scope of Services

Subject to the successful completion of the initial scope of services, the following long term scope of services is anticipated under a new employment agreement:

1.	Develop a program and complete additional exploration, development and condemnation drilling and coring as deemed necessary.

2.	Subject to a positive feasibility study, complete the engineering, procurement and construction activities to build and operate the project.

3.	Engage and manage staff, personnel and services to build, operate and maintain the Project.

4.
Consultant and the Company agree in good faith to work out an acceptable arrangement whereby Consultant would live in the Wickenburg area during all such times as necessary to manage and direct construction and operation of the Project.   In this regard, it is recognized that Consultant desires to keep his permanent residence in Dragoon, Arizona rather than permanently move to Wickenburg.